UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BTC DIGITAL LTD.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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Notice of BTC Digital Ltd.’s

2025 Extraordinary General Meeting

Important Notice Regarding the Availability of Proxy Materials for

The Extraordinary General Meeting to be held on July 21, 2025

The Proxy Statement and Annual Report to Shareholders are available at [   ]

The 2025 Extraordinary General Meeting of BTC Digital Ltd. (“Company”) will be held at 61 Robinson Road Level 6 & 7 #738, Singapore on July 21, 2025, at 9:30 a.m. Eastern Time.

Items of Business

As a Shareholder, you will be asked to:

1.	Approve an increase of the Company’s authorized share capital from US$1,500,000 divided into 25,000,000 ordinary shares of par value of US$0.06 each to US$12,000,000 divided into 200,000,000 ordinary shares of a par value of US$0.06 each;

2.	Ratify the selection of Audit Alliance LLP as the Company’s independent registered public accounting firm for 2025; and

3.	Transact any other business as may properly come before the meeting.

Shareholders also will transact other business that may properly come before the meeting.

Record Date

The Board of Directors has fixed June 27, 2025 as the record date (“Record Date”) for determining shareholders entitled to receive notice of, and to vote at, the Extraordinary General Meeting or any adjournment or postponement thereof. You may vote if you held shares of BTC Digital Ltd.’s ordinary shares as of the close of business on June 27, 2025.

Proxy Voting

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone, by mail, or in person at the 2025 Extraordinary General Meeting. Please refer to the section “How do the shareholders vote?” in the proxy statement for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote in person during the 2025 Extraordinary General Meeting, you do not need to mail in a proxy card.

2025 Extraordinary General Meeting Admission

Due to space limitations, attendance is limited to Shareholders and persons holding valid legal proxies from those Shareholders. Admission to the meeting is on a first-come, first-served basis. Registration will begin at 8:30 a.m. Eastern Time. Valid government-issued identification must be presented to attend the meeting. If you hold the Company’s ordinary shares through a broker, bank, trust or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the Record Date, and if you wish to vote in person, you must also bring a legal proxy from your broker, bank, trust or other nominee. Cameras, recording devices, and other electronic devices are not permitted.

We look forward to seeing you at the meeting.

On behalf of the Board,

Xu Peng

Chairman of the Board

June [30], 2025

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2024 (“Annual Report”) carefully before voting.

Meeting Information

Date:	July 21, 2025

Time:	9:30 a.m. Eastern Time

Location:	61 Robinson Road Level 6 & 7 #738, Singapore

Record Date:	June 27, 2025

How to Vote

Your vote is important. You may vote your shares in advance of the meeting via the Internet, by telephone, by mail, or in person at the 2025 Annual Shareholders Meeting. Please refer to the section “How do the shareholders vote?” on page 3 for detailed voting instructions. If you vote via the Internet, by telephone, or plan to vote in person at the 2025 Annual Shareholders Meeting, you do not need to mail in a proxy card.

INTERNET	PHONE	MAIL	IN PERSON
Visit [ ]. You will need the control number printed on your notice, proxy card, or voting instruction form.	If you received a paper copy of the proxy materials, dial toll-free ([ ]) or use the telephone number on your voting instruction form. You will need the control number printed on your proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.	Follow the instructions under “How can I attend the meeting?” on page 3 and request a ballot when you arrive at the meeting.

On June [30], 2025, we began sending our shareholders proxy materials.

Voting Item 1: Approval of the Company’s Increase in Authorized Share Capital

Item 1

You are being asked to approve an increase of the Company’s authorized share capital from US$1,500,000 divided into 25,000,000 ordinary shares of par value of US$0.06 each to US$12,000,000 divided into 200,000,000 ordinary shares of a par value of US$0.06 each. For additional information regarding the increase of the Company’s authorized share capital, see “Approval of the Company’s Increase in Authorized Share Capital” beginning on page 5 of this proxy statement.

&check;  Our Board unanimously recommends that you vote “FOR” the approval of the increase in the Company’s authorized share capital.

Voting Item 2: Ratification of Selection of Audit Alliance LLP as the Company’s Independent Registered Public Accounting Firm

Item 2

You are being asked to ratify the Audit Committee’s selection of Audit Alliance LLP as the Company’s independent registered public accounting firm for 2025. For additional information regarding the Audit Committee’s selection of and the fees paid to Audit Alliance LLP, see “Ratification of Selection of the Company’s Independent Registered Public Accounting Firm” beginning on page 6 of this proxy statement.

&check;  Our Board unanimously recommends that you vote “FOR” the ratification of the selection of Audit Alliance LLP as the Company’s independent registered public accounting firm for 2025.

Quorum

At the Extraordinary General Meeting, one or more shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third (1/3) of all voting power of the Company’s share capital in issue throughout the meeting shall form a quorum.

Vote Required

The approval of the increase of the Company’s authorized share capital and the approval of the ratification of independent registered public accounting firm require the affirmative vote of a simple majority of votes cast by shareholders as, being entitled to do so, vote in person or, by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted.

Recommendations of the Board of Directors

THE BOARD OF DIRECTORS HAS DETERMINED THAT THE APPROVAL OF THE INCREASE IN THE COMPANY’S AUTHORIZED SHARE CAPITAL AND THE RATIFICATION OF AUDIT ALLIANCE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE PROPOSALS DESCRIBED HEREIN. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE TWO PROPOSALS.

Questions and Answers

The following questions and answers are intended to address briefly some commonly asked questions regarding the Extraordinary General Meeting. These questions and answers may not address all of the questions that may be important to you as a shareholder. To better understand these matters, you should carefully read this entire proxy statement.

Q: Why am I receiving this proxy statement?

A: The Company is holding this Extraordinary General Meeting to approve an increase of the Company’s authorized share capital from US$1,500,000 divided into 25,000,000 ordinary shares of par value of US$0.06 each to US$12,000,000 divided into 200,000,000 ordinary shares of a par value of US$0.06 each, to ratify the selection of Audit Alliance LLP as the Company’s independent registered public accounting firm, and to transact any business that may properly come before the meeting.

We have included in this proxy statement important information about the Extraordinary General Meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Extraordinary General Meeting. Your vote is very important, and we encourage you to submit your proxy as soon as possible.

Q: What proposals are the shareholders being asked to consider?

A: The shareholders are being asked to:

1.	Approve an increase of the Company’s authorized share capital from US$1,500,000 divided into 25,000,000 ordinary shares of par value of US$0.06 each to US$12,000,000 divided into 200,000,000 ordinary shares of a par value of US$0.06 each;

2.	Ratify the selection of Audit Alliance LLP as the Company’s independent registered public accounting firm for 2025; and

3.	Transact any other business as may properly come before the meeting.

Q: When and where will the Extraordinary General Meeting be held?

A: The Extraordinary General Meeting will be held on July 21, 2025 at 9:30 a.m. ET in an in-person format. In-person participants will be able to attend the Extraordinary General Meeting at 61 Robinson Road Level 6 & 7 #738, Singapore.

Q: Who is entitled to vote at the Extraordinary General Meeting

A: The record date for the Extraordinary General Meeting is June 27, 2025. Only holders of ordinary shares of the Company as of the close of business on the record date are entitled to notice of, and to vote at, the Extraordinary General Meeting or any adjournment or postponement thereof. As of the record date, there were [7,516,975] ordinary shares outstanding. Each ordinary share that you own entitles you to one vote.

Q: How do the shareholders vote?

A: The shareholders have three voting options. You may vote using one of the following methods:

(1)	By Internet, which we encourage if you have Internet access, at [ ];

(2)	By mail or deposit to [ ]; or

(3)	By phone at [ ].

Q: How can I attend the meeting?

A: The meeting is open to all holders of the Company’s ordinary shares as of the record date. You may attend the meeting in person at 61 Robinson Road Level 6 & 7 #738, Singapore.

Q: May shareholders ask questions at the meeting?

A: Yes. Representatives of the Company will answer questions of general interest at the end of the meeting.

Q: If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A: Your broker or other nominee does not have authority to vote on non-routine matters. All of the proposals presented at the Extraordinary General Meeting are considered non-routine matters. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters only if you provide instructions to it on how to vote.

Q: What if I do not vote on the matters relating to the proposals?

A: If you fail to vote or fail to instruct your broker or other nominee how to vote on any of the proposals, it will have no effect on such proposals. It will be treated as a “non-vote” and not count toward a quorum.

Q: May I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You may change your vote at any time before your proxy is voted at the Extraordinary General Meeting. You may do this in one of three ways:

1.	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the Extraordinary General Meeting;

2.	by logging on to the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

3.	by attending the Extra Ordinary Shareholders Meeting in person at 61 Robinson Road Level 6 & 7 #738, Singapore.

Your attendance alone will not revoke any proxy.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q: Do I have appraisal rights?

A: The shareholders do not have appraisal rights with respect to the matters to be voted upon at the Extraordinary General Meeting.

Q: Whom should I call if I have questions about the proxy materials or voting procedures?

A: If you have questions about the proposals, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact BTC Digital Ltd., 61 Robinson Road Level 6 & 7 #738, Singapore 068893, or call +65 6022 2515. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, including the annexes, please vote your shares as soon as possible so that your shares will be represented at the Extraordinary General Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q: Who is paying for the expenses involved in preparing and mailing this proxy statement?

A: All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid for by the Company. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

Q: What Interest Do Officers and Directors Have in Matters to Be Acted Upon?

A: Members of the Board of Directors and executive officers of the Company do not have any interest in any proposal that is not shared by all other shareholders of the Company.

Q: Where can I find the voting results of the Extraordinary General Meeting?

A: The Company will announce preliminary voting results at the Extraordinary General Meeting. The Company will also disclose final voting results in a report on Form 6-K that is expected to be filed with the SEC within four business days after the Extraordinary General Meeting.

Approval of Increase in the Company’s Authorized Share Capital (Item 1 on Proxy Card)

The Board of Directors has unanimously approved, and recommends that the shareholders approve, an increase of the Company’s authorized share capital from US$1,500,000 divided into 25,000,000 ordinary shares of a par value of US$0.06 each to US$12,000,000 divided into 200,000,000 ordinary shares of a par value of US$0.06 each.

Purpose and Effect of the Amendment

The Board believes that it is in the best interests of the Company and its shareholders to increase the number of authorized ordinary shares in order to provide the Company with greater flexibility to meet future business needs, including:

●	potential equity financings;

●	strategic acquisitions or investments;

●	issuances under existing or future equity incentive plans;

●	stock splits or share dividends; and

●	other general corporate purposes.

As of the date of this proxy statement, the Board has not approved any specific issuance of the additional authorized shares, other than those previously disclosed. The availability of additional shares will allow the Company to act promptly when business opportunities arise, without the potential delay and expense associated with seeking shareholder approval for each issuance.

If the amendment is approved, the Company will be authorized to issue up to 200,000,000 ordinary shares, of which [7,516,975] ordinary shares are currently issued and outstanding, and [192,483,025] ordinary shares are reserved for issuance under existing obligations (e.g., share incentive plans, convertible securities, or warrants). The remaining authorized but unissued ordinary shares may be issued at the discretion of the Board without further shareholder approval, subject to applicable laws and the Company’s Memorandum and Articles of Association.

Possible Effects of the Amendment

The proposed increase in authorized share capital will not, by itself, have any immediate dilutive effect on the ownership interests or voting rights of existing shareholders. However, any future issuance of ordinary shares could dilute the ownership and voting power of existing shareholders and, depending on the circumstances, could have anti-takeover effects by making it more difficult for a third party to obtain control of the Company without Board approval.

Vote Required

The affirmative vote of at least a simple majority of the votes cast at the Extraordinary General Meeting is required to approve the increase of the Company’s authorized share capital

The Board unanimously recommends that you vote “FOR” the approval of increase in the Company’s authorized share capital.

Ratification of Selection of the Company’s Independent Registered Public Accounting Firm (Item 2 on Proxy Card)

The Audit Committee, pursuant to authority granted to it by the Board, is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence at least annually and periodically considers whether to continue to retain our current independent registered public accounting firm or whether to engage another firm. In connection with applicable partner rotation requirements, the Audit Committee and its Chair are involved in considering the selection of the independent registered public accounting firm’s new lead partner. Additionally, the Company adheres to the requirements of the Sarbanes-Oxley Act relating to the rotation of partners engaged in the Company’s audit by the independent registered public accounting firm.

For 2025, the Audit Committee has appointed Audit Alliance LLP as the Company’s independent registered public accounting firm. Audit Alliance LLP has served in this role since January 2021. The members of the Audit Committee and the Board believe that the continued retention of Audit Alliance LLP as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

The Board is submitting this proposal to the vote of the shareholders as a matter of good corporate governance. If shareholders do not ratify the selection of Audit Alliance LLP, the Audit Committee will reconsider the appointment of Audit Alliance LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our shareholders’ best interests.

The fees billed for professional services provided by Audit Alliance LLP for fiscal years 2024 and 2023 are shown in the following table:

Fees (in thousands of US$)	2024	2023
Audit Fees	$265	$240
Audit-Related Fees	$-	$-
Tax Fees	$-	$-
All Other Fees	$-	$-

Description of Fees

“Audit Fees” include fees for the audit of our annual financial statements, the review of unaudited interim financial information included in our reports on Form 6-K, and services that normally would be provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements and that generally only the independent registered public accounting firm can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory and subsidiary audits, consents, and assistance with and review of documents filed with the SEC. “Audit-Related Fees” include fees related to assurance and associated services that are reasonably related to the performance of the audit or review of our financial statements and traditionally are performed by the independent registered public accounting firm, such as: compliance testing and reporting; internal control reviews; attestation services that are not required by statute or regulation; and agreed upon procedure reports. “Tax Fees” include fees for corporate and subsidiary tax compliance services. “All Other Fees” include fees for services that are not defined as Audit, Audit-Related, or Tax and are not specifically prohibited by the SEC.

The Board unanimously recommends that you vote “FOR” the ratification of Audit Alliance LLP as the Company’s independent registered public accounting firm for 2025.

Directors, Officers and Key Employees

Set forth below are the Company’s Directors, and Executive Officers and key employees as of December 31, 2024, together with an overview of their professional experience and expertise.

Name	Age	Position
Siguang Peng	47	Chief Executive Officer and Director
Xu Peng	45	Director and Chairman of the Board of Directors
Yupeng Guo	47	Acting Chief Financial Officer
Ye Ren(1)(2)(3)	36	Independent Director
Zhiyi Xie(1)(2)(3)	46	Independent Director
Yuejun Jiang(1)(2)(3)	45	Independent Director

(1)	Member of the Audit Committee

(2)	Member of the Nominating and Corporate Governance Committee

(3)	Member of the Compensation Committee

Siguang Peng is our founder and has served as our director and chief executive officer since inception. Prior to starting the former VIEs’ business in 2006, Mr. Peng served as director of teaching department and principal of Quanzhou School of King’s International from 2004 to 2006. Mr. Peng received his EMBA degree from China Europe International Business School in 2011 and his bachelor’s degree in international economics and trading from Changchun University of Science and Technology in 2000.

Xu Peng has served as the chairman of the Company’s board of directors since December 2023. Mr. Xu Peng served as the president of Hailuoda International Consulting Services Co., Ltd. in People’s Republic of China (the “PRC”), a company engaged in overseas trade and investment promotion in Hainan, the PRC, from July 2019 to November 2023, where he was overseeing and managing the overall operations of the company. From August 2012 to June 2019, Mr. Peng served as the president at Ziyou Emotional Intelligence Education Consulting Co., Ltd., an education services provider targeted at children and youth, where he was overseeing and managing the overall operations of the company. Mr. Peng obtained a bachelor’s degree in computer science from College of Applied Arts and Science of Beijing Union University in the PRC in 2003.

Yupeng Guo is our founder and is serving as the Acting Chief Financial Officer. Prior to starting the former VIEs’ business in 2006, Mr. Guo served as director of marketing department of Quanzhou School of King’s International from 2005 to 2006. Mr. Guo received his EMBA degree from China Europe International Business School in 2012, his master’s degree in business administration from Shanghai Jiao Tong University in 2007 and his bachelor’s degree in trading and economics from Changchun University of Science and Technology in 2000.

Ye Ren has served as our independent director since June 2022. From August 2019 to March 2022, Ms. Ren served as chief financial officer of CN Energy Group Ltd. (Nasdaq: CNEY) where she was responsible for supervising finance team, reviewing and approving financial and accounting transactions, and financial regulation compliance. From April 2017 to July 2018, Ms. Ren served as the Deputy Finance Manager of Zhejiang Yongning Pharmaceutical Co., Ltd., where she was responsible for department budget and internal control. From December 2014 to March 2017, Ms. Ren served as an assistant of the chief financial officer of Tantech Holdings Ltd. From October 2013 to November 2015, Ms. Ren served as a senior auditor of Pan-China Certificated Public Accountants LLP. Ms. Ren obtained her bachelor’s degree in Business Administration from George Fox University in 2010 and her master’s degree in Accountancy from the University of South Carolina in 2013.

Zhiyi Xie has served as our independent director since August 2021. Mr. Zhiyi Xie has been the general manager of Shenzhen Shenghongtao Technology Co., Ltd. since April 2017. Prior to that, Mr. Xie served as the general manager of Shenzhen Haiyue Huifu Investment Management Co., Ltd. from 2016 to 2017. He served as the deputy general manager of Shenzhen Yipu Rui Venture Capital Co., Ltd. from 2010 to 2015. Mr. Xie served as the investment director of Shenzhen Dingchuan Investment Co., Ltd. from 2008 to 2010. Mr. Xie obtained his bachelor’s degree in law from Xiangtan University in 2000. He received his Lawyer’s Qualification Certificate and Fund Qualification Certificate in 2000 and 2017, respectively.

Yuejun Jiang has served as our independent director since May 2023. Mr. Yuejun Jiang founded Enotek Technology (Group) Co., Ltd. in the People’s Republic of China (“China” or the “PRC”) in 2008, a company providing full-service industrial logistics solutions to customers, and has since served as the company’s chairman of the board of directors. Mr. Jiang oversees the company’s overall operations and makes major corporate decisions. Mr. Jiang obtained a bachelor’s degree in law from China Central Radio and TV University (currently known as Open University of China) in 2014 and obtained an Executive MBA degree from Cheung Kong Graduate School of Business in the PRC in 2017. Mr. Jiang is pursuing his Doctor of Business Administration degree at Singapore Management University and expects to obtain his doctorate degree in 2025.

Executive Employment Agreements

We have entered into employment agreements with each of our executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreements are substantially similar to each other. A senior executive officer may terminate his or her employment at any time by 30-day prior written notice. We may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Each executive officer has agreed to hold in strict confidence and not to use, except for our benefit, any proprietary information, technical data, trade secrets and know-how of our company or the confidential or proprietary information of any third party, including our subsidiaries and clients, received by us. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers.

Board Meetings and Committees

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and committees on which they served occurring during 2024.

Corporate Governance

The business and affairs of the Company are managed under the direction of our Board of Directors, which is comprised of Mr. Siguang Peng, Mr. Xu Peng, Ms. Ye Ren, Mr. Zhiyi Xie, and Mr. Yuejun Jiang.

Involvement in Certain Legal Proceedings

1.	Except as disclosed in the bios above, the Company’s Directors and Executive Officers have not been involved in any of the following events during the past ten years:

2.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

3.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

4.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

5.	being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

6.	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

7.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Risk Oversight

As part of regular Board and committee meetings, the directors oversee executives’ management of risks relevant to the Company. While the full Board has overall responsibility for risk oversight, the Board has delegated responsibility related to certain risks to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, among other things, is responsible for:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and the Nasdaq Stock Market Rules. The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Ye Ren meets the qualifications of an Audit Committee financial expert. The Audit Committee consists of Ye Ren, Zhiyi Xie, and Yuejun Jiang. Ye Ren is the chair of the Audit Committee.

Compensation Committee

The functions of the compensation committee include:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;

●	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

●	preparing the report that the SEC requires in our annual proxy statement.

Our compensation committee consists of Mr. Zhiyi Xie, who is the chair of the compensation committee, Ms. Ye Ren and Mr.Yuejun Jiang. Our board of directors has determined that each of the members of our compensation committee is an outside director, as defined pursuant to Section 162(m) of the Code, and satisfies the Nasdaq Stock Market Rules independence requirements.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, is responsible for:

●	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

●	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

●	evaluating, nominating and recommending individuals for membership on our board of directors; and

●	evaluating nominations by shareholders of candidates for election to our board of directors.

The Nominating and Corporate Governance Committee will take into account may factors in determining recommendations for persons to serve on the board of directors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

●	experience as a board member or executive officer of another publicly-held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective including, without limitation, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

Our nominating and corporate governance committee consists of Mr. Zhiyi Xie, who is the chair of the compensation committee, and Ms. Ye Ren and Mr.Yuejun Jiang. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires that our directors and executive officers and persons who beneficially own more than 10% of our ordinary shares (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our ordinary shares. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2024 were complied with by each person who at any time during the 2024 fiscal year was a director or an executive officer or held more than 10% of our ordinary shares.

Executive Compensation

This section discusses the material components of the executive compensation program for our named executive officers for the years ended December 31, 2024 and 2023. Individuals we refer to as our “named executive officers” include our Chief Executive Officer Mr. Siguang Peng and Acting Chief Financial Officer Yupeng Guo.

Summary Compensation Table

The following table presents the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2024 and 2023.

Name and Principal Position	Year (FY)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Siguang Peng	2024	60,000	-	-	-	-	-	-	60,000
Siguang Peng	2023	10,200	-	-	-	-	-	-	10,200

Yupeng Guo	2024	36,000	-	-	-	-	-	-	36,000
Yupeng Guo	2023	31,626	-	-	-	-	-	-	31,626

Outstanding Equity Awards at Fiscal Year End

The following table summarizes for our employees, directors and service providers the outstanding options granted under the 2020 Plan as of December 31, 2024.

Name	Our Ordinary Shares	Options Awarded	Exercise Price	Date of Grant	Date of Expiration
All non-executive employees as a group	209,753	209,753		3/19/2024
Total	209,753	209,753

Share Incentive Plans

2013 Plan

Our predecessor, Shenzhen Meten, adopted the 2013 Plan in January 2013. The purpose of the 2013 Plan is to enhance Shenzhen Meten’s ability to attract and retain highly qualified mid- to high-level management, consultants and other qualified persons, and to motivate such persons to serve us and to expend maximum effort to improve our business results and earnings, by providing such persons an opportunity to share equity interest in our future success.

2018 Plan

Meten adopted a new share incentive plan, or the 2018 Plan, to replace the 2013 Plan in December 2018. Meten rolled over the awards granted under the 2013 Plan with the same amount and terms in December 2018 to the Meten level, and as a result a total of 20,085,242 options were granted to the plan participants according to the awards under our 2013 Plan and the 2018 Plan as described below. Upon the adoption of the 2018 Plan, no additional awards were made under our 2013 Plan.

2020 Plan

In connection with the Mergers, we adopted a new incentive plan to replace the 2018 Plan. We rolled over awards granted under the 2013 Plan and 2018 Plan with the same amount and terms. The Company reserved for issuance pursuant to the plan one percent (1%) of the total issued and outstanding ordinary shares on the closing date of the Mergers (being 531,005 ordinary shares). Additionally, the Company reserved 10% of then-outstanding shares each year for a period of four years following the first anniversary of the closing date of the Mergers.

The following paragraphs summarize the terms of the 2020 Plan:

Eligibility. Our qualified officers, directors, employees, consultants and other qualified persons are eligible to participate in the 2020 Plan.

Types of Awards. The 2020 Plan permits the awards of options, share appreciation rights, share awards, restricted share units, dividend equivalents or other share-based awards.

Plan Administration. Our board of directors, or a committee designated by our board of directors, will administer the plan, unless otherwise determined by the board of directors.

Evidence of award. Awards can be evidenced by an agreement, certificate, resolution or other types of writing or an electronic medium approved by the board of directors or the compensation committee as the plan administrator that sets forth the terms and conditions of the awards granted.

Conditions of Award. The administrator shall determine the participants, types of awards, numbers of shares to be covered by awards, terms and conditions of each award, and provisions with respect to the vesting schedule, settlement, exercise, cancellation, forfeiture or suspension of awards.

Term of Award. The term of each award shall be fixed by the administrator and is stated in the award agreement between recipient of an award and us, provided that the term shall generally be no more than five years from the date of grant thereof.

Vesting Schedule. In general, the plan administration committee determines the vesting schedule, which is specified in the relevant award agreement.

Transfer Restrictions. Unless otherwise determined by the administrator or for certain limited permitted transfers, no award and no right under any such award shall be assignable, alienable, saleable or transferable by the employee holder otherwise than by will or by the laws of descent and distribution.

Amendment, Suspension or Termination. The board of directors may amend, alter, suspend, discontinue or terminate the 2020 Plan, or any award agreement hereunder or any portion hereof or thereof at any time, provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected recipient of an award with respect to any award agreement, the consent of the affected recipient of an award, if such action would materially and adversely affect the rights of such recipient under any outstanding award.

Director Compensations

For the fiscal year ended December 31, 2024, we and our subsidiaries paid aggregate cash compensation of approximately US$116 thousand to our directors and executive officers as a group. We do not pay or set aside any amounts for pensions, retirement or other benefits for officers and directors.

Transactions with Related Persons

Relationship with related parties

Name of party	Relationship
Mr. Jishuang Zhao	Former Chairman of our Board of Directors
Mr. Yupeng Guo	Acting Chief Financial Officer
Mr. Siguang Peng	Chief Executive Officer and Director
Met Chain Co., Limited	An associate of the Company

Transactions with related parties

In the year ended December 31, 2024, we repaid amount due to Mr. Jishuang Zhao of US$2.4 million, Met Chain Co., Limited of US$1.8 million.

In the year ended December 31, 2023, we repaid amount due to Mr. Jishuang Zhao of US$2.5 million.

In the year ended December 31, 2022, we received advances from Mr. Yupeng Guo in the amount of approximately RMB2 million (US$0.3 million), from Mr. Jishuang Zhao in the amount of approximately RMB10.14 million (US$1.5 million), and from Met Chain Co., Limited in the amount of approximately RMB14.08 million (US$2.0 million).

Amount due to related parties

As of December 31, 2024, our outstanding balance due to Mr. Yupeng Guo was US$0.3 million, our outstanding balance due to Mr. Jishuang Zhao was US$2.0 million, and our outstanding balance due to Met Chain Co., Limited was US$2.0 million.

Security Ownership

The following table sets forth certain information concerning the ownership of our ordinary shares as of the date of this Report, with respect to: (i) each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our ordinary shares; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

Applicable percentage ownership is based on an aggregate of [7,516,975] shares of ordinary shares outstanding as of the date of this proxy statement. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our ordinary shares that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner	Amount of beneficial ownership	Percentage of outstanding ordinary shares
Directors and Executive Officers (1)
Xu Peng	-	-
Siguang Peng (1)	10,936	0.15%
Yupeng Guo (2)	5,599	0.07%
Zhiyi Xie	-	-
Ye Ren	-	-
Yuejun Jiang	-	-
All directors and executive officers as a group	16,535	0.22%

5% or Greater Shareholders
YUN FENG ASSET INC.	415,602	5.53%

(1)	Represents 10,936 ordinary shares directly held by AP Education Investment Limited, a business company limited by shares incorporated in British Virgin Islands and wholly owned by AP Education Consulting Limited, a British Virgin Islands company wholly owned and controlled by Siguang Peng. The registered office of AP Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.
(2)	Represents 1 ordinary share held by Mr. Yupeng Guo and 5,598 ordinary shares directly held by RG Education Investment Limited, a business company limited by shares incorporated in British Virgin Islands and wholly owned by RG Education Consulting Limited, a British Virgin Islands company wholly owned and controlled by Yupeng Guo. The registered office of RG Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

None of our existing shareholders have different voting rights from other shareholders. To our knowledge, we are not owned or controlled, directly or indirectly, by another corporation, by any foreign government or by any other natural or legal persons, severally or jointly. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

The number of beneficial owners of our ordinary shares in the U.S. is likely much larger than the [37] record holders of our ordinary shares in the U.S.

Householding of Materials

In some instances, only one copy of the proxy materials is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver promptly, upon oral or written request, a separate copy of the applicable materials to a shareholder at a shared address to which a single copy was delivered. If you wish to receive a separate copy of the proxy materials you may call the Company at +65 6022 2515, or send a written request to BTC Digital Ltd., 61 Robinson Road Level 6 & 7 #738, Singapore 068893, Attention: Chief Executive Officer. If you wish to receive a separate copy of the proxy materials, and wish to receive a separate copy for each shareholder in the future, you may call the Company at the telephone number or write the Company at the address listed above. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling the Company at the telephone number or writing to the Company at the address listed above.

Other Matters

The Board of Directors knows of no other matter before the Meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the Meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

Our Annual Report, including consolidated financial statements, is being furnished along with this proxy statement to our shareholders of record. A copy of the Form 20-F may be obtained without charge at the 2025 Extraordinary General Meeting or be obtained at the SEC’s website at www.sec.gov.

BTC DIGITAL LTD. 61 Robinson Road Level 6 & 7 #738, Singapore

2025 Extraordinary General Meeting Admission Ticket

July 21, 2025

61 Robinson Road Level 6 & 7

#738, Singapore

Upon arrival, please present this admission ticket and photo identification and any other required documents

Electronic Voting Instructions

You can vote by Internet or telephone.

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose to vote on the Internet or by telephone. Validation details including Control Number are located on this form.

Please vote immediately. Your vote is important.

Vote by Internet ● Log on to the Internet and go to [ ]. ● Follow the steps outlined on this secured Web site.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone ● Call toll-free [ ] from a touch-tone telephone. There is NO CHARGE for this call. ● Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

A.	Voting Items

The Board of Directors recommend voting FOR items 1 and 2

	For	Against	Abstain

1. Proposal to approve the increase in the Company’s authorized share capital.	☐	☐	☐
2. Proposal to ratify the selection of Audit Alliance LLP as Independent Registered Public Accounting Firm for year 2025.	☐	☐	☐

B.	Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name(s) appears. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

If voting by mail, you must complete Sections A & B and mail in the provided envelope.

BTC DIGITAL LTD.

Extraordinary General Meeting

July 21, 2025 9:30 a.m. Eastern Time

BTC DIGITAL LTD.

61 Robinson Road Level 6 & 7

#738, Singapore

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND, IN THE PROXIES’ DISCRETION, ON ANY OTHER MATTERS COMING BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.